EXHIBIT (d)(1)(b)

AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

ON BEHALF OF

GLOBAL MACRO PORTFOLIO

This AMENDMENT NO. 1 to the Investment Advisory Agreement (“Amendment”) made as of April 29, 2022, between Global Macro Portfolio, a Massachusetts business trust (the “Trust”), and Boston Management and Research, a Massachusetts business trust (the “Adviser”).

WHEREAS, the Trust entered into an Investment Advisory Agreement dated March 1, 2021 with the Adviser (the “Advisory Agreement”), which provides that the Adviser shall be entitled to receive compensation at a certain rate; and

WHEREAS, the Adviser has offered to reduce such advisory fee rate, and the Trust has accepted such fee reduction on behalf of the Fund, such fee reduction being effective as of April 29, 2022; and

WHEREAS, the Adviser and the Trust wish to memorialize said fee reduction in writing;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby jointly and severally agree as follows:

1.	Appendix A of the Advisory Agreement is replaced in its entirety with the Appendix A attached hereto.
2.	Except as specifically set forth herein, all of the other terms of the Advisory Agreement shall remain in full force and effective.
3.	This Amendment may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile or otherwise. Delivery of an executed counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart.

[Signature page follows]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

GLOBAL MACRO PORTFOLIO

By:	/s/ Jill R. Damon
Jill R. Damon
Secretary and not individually

BOSTON MANAGEMENT AND RESEARCH

By:	/s/ Deidre E. Walsh
Deidre E. Walsh
Vice President and not individually

APPENDIX A

As amended April 29, 2022

For the services, payments and facilities furnished by the Adviser under this Agreement, the Adviser is entitled to receive from the Trust compensation as set forth below:

Average Daily Net Assets for the Month	Annual Fee Rate
Up to $500 million	0.615%
$500 million but less than $1 billion	0.595%
$1 billion but less than $1.5 billion	0.575%
$1.5 billion but less than $2 billion	0.555%
$2 billion but less than $3 billion	0.520%
$3 billion but less than $5 billion	0.490%
$5 billion but less than $10 billion	0.475%
$10 billion and over	0.465%

The fee rate applicable to the Trust under this Agreement shall be determined based on the level of aggregate average daily investable assets of the Trust including its interest, if any, in a subsidiary. The fee payable by the Trust shall equal the product of (i) the fee rate determined in accordance with the previous sentence, and (ii) the average daily investable assets of the Trust exclusive of its interest in a subsidiary.

For so long as the Investment Advisory Agreement, dated March 1, 2021, between the Adviser and Eaton Vance GMP Commodity Subsidiary, Ltd. (the “GMP Subsidiary Advisory Agreement”) remains in effect, notwithstanding any provision of that agreement to the contrary, the Adviser will reduce all or any portion of the fee paid hereunder that would otherwise be paid by the Fund to the Adviser in any period in an amount equal to the amount of the advisory fee, if any, actually paid by the Fund to the Adviser under the GMP Subsidiary Advisory Agreement during such period.

In case of initiation or termination of the Agreement during any month with respect to the Trust, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

The Trust’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. Such compensation shall be paid monthly in arrears. The Adviser may, from time to time, waive all or a part of the above compensation.